Exhibit 10.2

CONFORMED COPY

WebMD Corporation
River Drive, Center 2
669 River Drive
Elmwood Park, NJ 07407-1361

                                                                                                          September 23, 2004

Mr. Tony Holcombe
c/o Envoy Corporation
26 Century Blvd.
Nashville, TN 37214

Dear Tony:

     This letter agreement evidences our mutual agreement and understanding regarding your continued employment with WebMD Corporation (“WebMD”) and its Affiliates (capitalized terms used herein without definition have the meanings ascribed in the Employment Agreement (as defined below)). Effective as of October 1, 2004, and for purposes of the Employment Agreement, (i) you will assume the position of President of WebMD in addition to the position of President of Envoy Corporation, (ii) you will continue to report to the Chief Executive Officer of WebMD Corporation (the “CEO”) and (iii) you will perform such duties and services as are designated from time to time by the CEO and are consistent with your position.

     As of October 1, 2004 your annual base salary will increase to $550,000. In addition, subject to the approval of the Compensation Committee of the Board of Directors, you will be granted the following on October 1, 2004:

     (a) A nonqualified option to purchase 400,000 shares of WebMD common stock under the Company’s 2000 Long Term Incentive Plan (the “New Option”). The per share exercise price shall be the closing price of the Company’s common stock on October 1, 2004 and the New Option shall vest subject to your continued employment on the applicable vesting dates in annual installments as follows: 17% of the New Option shall vest on October 1, 2005; an additional 18.5% of the New Option shall vest on October 1, 2006; an additional 20% of the New Option shall vest on October 1, 2007; an additional 21.5% of the New Option shall vest on October 1, 2008; and the remaining 23% of the New Option shall vest on October 1, 2009. The New Option will have a term of ten years, subject to earlier expiration in the event of termination of employment. Subject to the terms of this letter agreement, the New Option shall be evidenced by the Company’s standard form of option agreement.

     (b) 100,000 shares of Restricted Stock (the “Restricted Shares”) under the terms of the 2000 Long Term Incentive Plan and a restricted stock agreement to be entered into between you and WebMD (which subject to the terms of this letter agreement shall be the standard agreement for executives of the Company). The Restricted Shares shall vest and the restrictions thereon lapse in the same manner applicable to the New Option subject to your continued employment on the applicable dates.

     Except as set forth herein, the Employment Agreement dated as of December 4, 2003 between you and Envoy Corporation (the “Employment Agreement”) remains in full force and effect and is hereby ratified in all respects. All references to the Employment Agreement shall be deemed a reference to the Employment Agreement as amended hereby.

WEBMD CORPORATION
By: /s/ Charles A. Mele

Name: Charles A. Mele
Title: Executive Vice President - General Counsel

Accepted and Agreed:

/s/ Tony Holcombe Tony Holcombe